April 16, 2003                                                    Exhibit 99.1

                                                     Direct Inquiries To:
                                                     Paul O. Koether, Chairman
                                                    (908) 234-9220




           PURE WORLD ANNOUNCES SIGNIFICANT INCREASE IN FIRST QUARTER
           ----------------------------------------------------------
                              REVENUES AND PROFITS
                              --------------------



     BEDMINSTER, NEW JERSEY - PURE WORLD, INC., (PURW-NASDAQ) ("Pure World" or the "Company") announced that revenues were $7,573,000 for the first quarter of 2003 compared to $3,632,000 for the first quarter of 2002. Net income for the first quarter of 2003 was $692,000 ($.09 per share) compared to a net loss of $594,000 ($.07 per share) for the same quarter in 2002.

     Paul O. Koether, Chairman, stated that the material increase in revenues and profits resulted from various factors including the introduction by several customers of new products containing Pure World extracts which may or may not result in significant business in the future; the commencement of a major processing contract for a multi-national consumer products company which is expected to extend at least two years; and the addition of many new customers both in dietary supplements and functional foods.

     Mr. Koether said that during the past two years, Pure World has invested significant funds in expanding its processing capabilities. New equipment has been added for wet and dry granulation and an additional spray dryer will be installed in the summer. A purification facility also is being constructed within the current plant and is expected to be operational by summer.

     Mr. Koether announced that he and other officers and directors would be purchasing up to 200,000 Pure World shares in open market transactions, dependent on price and market conditions.

     Pure World has 7,513,624 shares of common stock outstanding.








     This Press Release contains forward-looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Pure World cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectations on this date. The per share earnings in the text of this news release are diluted earnings per share.

                       PURE WORLD, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                     (in thousands, except per share data)
                                   (UNAUDITED)

                                                       Three Months Ended
                                                            March 31,
                                                       ------------------
                                                        2003        2002
                                                       ------      ------
Revenues:
 Sales                                                $ 7,466     $ 3,590
 Net gains on marketable securities                         -          28
 Interest and other income                                107          14
                                                      -------     -------
  Total revenues                                        7,573       3,632
                                                      -------     -------

Expenses:
 Cost of goods sold                                     5,426       3,121
 Selling, general and administrative                    1,316       1,105
                                                      -------     -------
  Total expenses                                        6,742       4,226
                                                      -------     -------

Income (loss) before income taxes                         831    (    594)
Provision for income taxes                                139           -
                                                      -------     -------
Net income (loss)                                     $   692    ($   594)
                                                      =======     =======

Basic and diluted net income (loss) per share         $   .09    ($   .07)
                                                      =======     =======



                      CONSOLIDATED CONDENSED BALANCE SHEET
                                 MARCH 31, 2003
                                 (in thousands)
                                   (UNAUDITED)

Cash and cash equivalents                                       $   2,283
Accounts receivable, net                                            4,161
Inventories                                                         7,577
Other                                                                 603
                                                                 --------
  Total current assets                                             14,624
Plant and equipment                                                 7,732
Investment in unaffiliated natural
 products company                                                   1,510
Goodwill                                                            1,144
Other assets                                                          675
                                                                 --------
  Total assets                                                  $  25,685
                                                                 ========

Current liabilities                                             $   7,331
Long-term debt                                                      1,741
                                                                 --------
  Total liabilities                                                 9,072
Stockholders' equity                                               16,613
                                                                 --------
  Total liabilities and stockholders' equity                    $  25,685
                                                                 ========